                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as Permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Under Rule 14a-12

                          BRUNSWICK TECHNOLOGIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        VETROTEX CERTAINTEED CORPORATION
      (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11:

 1) Title of each class of securities to which transaction applies:

    ...............................................................

 2) Aggregate number of securities to which transaction applies:

    ...............................................................

 3) Per unit price or other underlying transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    ...............................................................

 4) Proposed maximum aggregate value of transaction:

    ...............................................................

 5) Total fee paid:

    ...............................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 1) Amount Previously Paid:

    ...............................................................

 2) Form, Schedule or Registration Statement No.:

    ...............................................................

 3) Filing Party:

    ...............................................................

 4) Date Filed:

    ...............................................................

                       Vetrotex CertainTeed Corporation

                            750 E. Swedesford Road
                            Valley Forge, PA 19482

                                                                   May 18, 2000

To: All Shareholders of Brunswick Technologies, Inc.

Dear Fellow BTI Shareholder:

  I am writing to ask for your support of a pending offer by our affiliate, CertainTeed Corporation, to purchase all outstanding shares of common stock of Brunswick Technologies, Inc. (BTI) not already owned by Vetrotex, for $8.00 net per share in cash. The BTI Board has taken a number of steps to delay or block CertainTeed's $8.00 offer:

  . On April 16, 2000, the BTI Board adopted a "poison pill" that can make it prohibitively expensive for CertainTeed to complete its purchase of BTI shares.

  . On the same day, the BTI Board granted "golden parachute" contracts to six top executives, under which they could receive more than $2 million of extraordinary payments (in addition to the large profits they would recognize from their stock options) if the CertainTeed offer succeeds.

  . The BTI Board tried (unsuccessfully) to get special legislation passed in Maine to stall this meeting.

  .  The BTI Board sued (unsuccessfully) to delay the CertainTeed offer.

  BTI already had the benefit of two other provisions available under Maine law to deter unsolicited offers. One is a so-called "Advance Notice Bylaw" which prevents us from nominating candidates for election to BTI's Board of Directors at the Annual Meeting. The other is Section 611-A of the Maine Business Corporation Act, which may prevent timely consummation of the proposed merger discussed in the enclosed Proxy Statement without the prior approval of the BTI Board of Directors.

  Just recently, the advisors of the parties have been in contact regarding a possible meeting and the possible exchange of information.

  Vetrotex, a subsidiary of CertainTeed, has been a loyal shareholder of BTI for more than 6 1/2 years. CertainTeed's proposal to acquire BTI on a friendly and negotiated basis was motivated by concern over the poor performance of BTI's stock over the past two years and by a belief that greater resources and support could help BTI become a stronger company.

  When the BTI Board responded to CertainTeed's proposal by adopting a poison pill, it was already too late for shareholders to propose candidates for election at the May 16 Annual Meeting of Shareholders. BTI's Advance Notice Bylaw prohibits anyone except the Board from nominating candidates for the Annual Meeting, unless the Board had received advance notice of the nominations by March 19.

  We therefore called this Special Meeting so that BTI shareholders would have an opportunity to decide whether to give the BTI Board their continued support. The Special Meeting will take place on Friday, June 16, 2000, at 10:00 a.m., at the Holiday Inn by the Bay, 88 Spring Street, Portland, Maine 04101.

  At the Special Meeting, we will offer three proposals. PROPOSAL 1 is to amend BTI's articles of incorporation to allow shareholders to remove directors with approval of a majority of the outstanding shares. Currently, it takes two-thirds approval to remove directors. PROPOSAL 2 is to remove the entire BTI Board from office, so that shareholders can elect new directors. This removal vote will be submitted regardless of whether the shareholders decide to amend the articles of incorporation under Proposal 1.

  If the BTI shareholders vote at the Special Meeting to remove the current directors, shareholders will then have an opportunity to propose and elect candidates to fill the resulting vacancies on the BTI Board (PROPOSAL 3). We are proposing a slate of seven nominees and hope that you will support them.

  We believe that CertainTeed's $8.00 net per share cash tender offer is very good news for BTI's shareholders. We ask that you read the enclosed Proxy Statement carefully, and that you fill out and sign the enclosed GREEN Proxy Card as soon as possible and mail it in the envelope provided.

  If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

  Thank you for your support.

                                          Sincerely,

                                          VETROTEX CERTAINTEED CORPORATION

                                            /s/ George B. Amoss
                                          By: _________________________________
                                              George B. Amoss
                                              Vice President

                         BRUNSWICK TECHNOLOGIES, INC.

                               43 BIBBER PARKWAY
                              BRUNSWICK, ME 04011

                        SPECIAL MEETING OF SHAREHOLDERS
                                 June 16, 2000

                              PROXY STATEMENT OF
                       VETROTEX CERTAINTEED CORPORATION

                                      FOR
                AMENDMENT OF THE BTI ARTICLES OF INCORPORATION,
                     REMOVAL OF THE CURRENT BTI BOARD AND
                         ELECTION OF NEW BTI DIRECTORS
  A Special Meeting of Shareholders of Brunswick Technologies, Inc. ("BTI" or the "Company") will be held on Friday, June 16, 2000, at 10:00 a.m., at the Holiday Inn by the Bay, 88 Spring Street, Portland, Maine 04101. All BTI shareholders are urged to participate in this Special Meeting, either by attending in person or by mailing in votes by proxy. The mailing address of the principal executive offices of BTI is: Brunswick Technologies, Inc., 43 Bibber Parkway, Brunswick, ME 04011.

  This Proxy Statement and the accompanying GREEN Proxy Card are being furnished by Vetrotex CertainTeed Corporation ("Vetrotex") to the holders of outstanding shares of BTI common stock, par value $0.0001 per share ("Common Stock"), in connection with the solicitation of proxies by Vetrotex. Vetrotex called this Special Meeting so that BTI shareholders could consider the following three proposals:

  Proposal 1: To amend the Articles of Incorporation to change the vote required to remove directors.

  Proposal 2: Regardless of whether such amendment is approved by the shareholders, to remove the entire Board of Directors.

  Proposal 3: To elect new directors to fill any resulting vacancies in the
             Board.

  To be approved, Proposal 1 will require the affirmative vote of a majority of the outstanding shares of Common Stock. If Proposal 1 is approved and goes into effect, then Proposal 2 will require the affirmative vote of a majority of the outstanding shares. Otherwise, Proposal 2 will require the affirmative vote of two-thirds of the outstanding shares. In the case of either Proposal 1 or Proposal 2, abstentions and broker non-votes will have the same effect as a vote against the proposal. Proposal 3 will be voted upon only if Proposal 2 is adopted, in which case those seven candidates receiving the greatest number of votes cast at the meeting shall be deemed elected. Broker non-votes and abstentions will not affect the election of directors.

  We are nominating seven candidates for election to the BTI Board. We hope you will support these candidates.

  The record date for determining shareholders entitled to vote at the Special Meeting (and any adjournment) is May 2, 2000. All shareholders of record as of the close of business on that day will be entitled to cast one vote per share. According to a recent BTI shareholder list, there were 5,234,415 shares of Common Stock issued and outstanding as of the record date. The presence at the Special Meeting, either in person or by proxy, of the holders of more than one-half of the outstanding shares is required for a quorum.

  This Proxy Statement and the enclosed GREEN Proxy Card are first being mailed to shareholders on or about May 19, 2000.

  IF YOU HOLD BTI SHARE CERTIFICATES IN YOUR OWN NAME AND WANT TO SUPPORT THE VETROTEX PROPOSALS AND NOMINEES, WE URGE YOU TO FILL OUT THE GREEN PROXY CARD, SIGN AND DATE THE CARD, AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

  IF YOU HOLD YOUR BTI SHARES THROUGH A BROKER OR A BANK (I.E., IN "STREET NAME"), ONLY YOUR BROKER OR BANK CAN VOTE YOUR SHARES. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE A GREEN PROXY CARD ON YOUR BEHALF--AND IN FAVOR OF OUR PROPOSALS AND NOMINEES--TODAY.

                             THE CERTAINTEED OFFER

  Vetrotex has been a shareholder of BTI since August 1993. Vetrotex's immediate parent is CertainTeed Corporation ("CertainTeed"), which has its headquarters in Valley Forge, Pennsylvania and is a leading producer of building materials in the United States. Vetrotex's and CertainTeed's ultimate parent is Compagnie de Saint-Gobain ("Saint-Gobain"), which has its headquarters in Paris, France and is one of Europe's oldest corporations. Saint-Gobain is a leading producer of flat glass, containers, reinforcements, insulation, pipe, building materials, abrasives and industrial ceramics. The company employs approximately 165,000 people in more than 600 companies in 45 countries worldwide. With annual sales of $24.5 billion, Saint-Gobain ranks among the top 100 industrial companies in the world.

  As a follow-up to discussions that first began in October 1999, representatives of Saint-Gobain made arrangements to meet with BTI's Chairman, its President and one outside director on March 30, 2000 to discuss a closer strategic relationship between Saint-Gobain and BTI. At that meeting, Saint-Gobain also asked whether the BTI Board might be interested in having CertainTeed acquire BTI through a friendly and negotiated transaction. A series of meetings, letters and telephone calls ensued over the next two weeks. Each time, BTI representatives declined to commence negotiations, stating that the BTI Board needed more time. On Monday, April 10, Saint-Gobain informed BTI that if meaningful negotiations could not begin shortly, it would consider other options, including the possibility of taking a proposal directly to BTI shareholders. On Wednesday, April 12, BTI informed Saint-Gobain in a letter that the BTI Board had appointed a committee to evaluate and respond to Saint-Gobain's proposal, and that the committee would need two weeks to gather information from its advisors and obtain additional input from Saint-Gobain. Over the next two days, lawyers for Saint-Gobain had several contacts with BTI's lawyers in order to determine if meaningful negotiations could commence in the meantime.

  On Friday, April 14, Vetrotex, CertainTeed and Saint-Gobain amended their
Schedule 13D with the Securities and Exchange Commission (the "SEC") to state that CertainTeed was evaluating alternatives with regard to its ownership of BTI stock, including taking a proposal directly to the BTI shareholders. The amendment was filed after a lawyer for BTI informed a lawyer for Saint-Gobain that the BTI Board committee had reconfirmed that it would not be prepared to commence any meaningful negotiations with Saint-Gobain for the next two weeks.

  Over the weekend of April 15 and 16, Saint-Gobain and CertainTeed determined that such a delay was not acceptable, and decided to proceed with a tender offer.

  Early on Monday, April 17, CertainTeed publicly announced its intention to conduct a tender offer at $8.00 per share. Within several minutes, BTI publicly announced that its Board had adopted a shareholder rights plan (commonly known as a "poison pill") over the weekend.

  That same day, Vetrotex decided to call for a Special Meeting of Shareholders. Under BTI's bylaws, any holders of at least 10% of the outstanding stock may ask the Company to call such a meeting. Vetrotex owns approximately 14% of BTI's shares and, therefore, was in a position to do so as a matter of right. The decision to call the Special Meeting was based in part on the fact that it was already too late to propose a different slate of directors for election at the 2000 Annual Meeting on May 16. Under BTI's bylaws, only the Board could propose candidates for election at the Annual Meeting, unless the Board had received notice by March 19 of a shareholder's intention to nominate other candidates.

  On April 20, 2000, CertainTeed commenced its tender offer (the "CertainTeed Offer"). CertainTeed (through its affiliates) is offering to buy all outstanding BTI Common Stock not already owned by Vetrotex, together with any associated stock purchase rights under the poison pill ("Rights"), for $8.00 net per share in cash. That offer is subject to certain conditions, including the following: (i) there having been validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on Friday, June 16, 2000 (unless the CertainTeed Offer is further extended), that number of shares of BTI Common Stock which, together with the shares of BTI Common Stock then owned by CertainTeed and its affiliates, would represent at least a majority of the total number of outstanding shares of BTI Common Stock on a fully diluted basis (including the exercise of all outstanding options); (ii) the acquisition of shares pursuant to the CertainTeed Offer and a contemplated merger (the "Proposed Merger") having been approved by the BTI Board for purposes of Section 611-A of the Maine Business Corporation Act (the "Business Combination Statute") or CertainTeed being satisfied, in its sole discretion, that Section 611-A is invalid or otherwise inapplicable to the CertainTeed Offer and the Proposed Merger; and (iii) the Rights having been redeemed by the BTI Board, or CertainTeed being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the CertainTeed Offer and the Proposed Merger. The condition requiring the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has been satisfied. In addition, based on the preliminary voting results from the Annual Meeting, CertainTeed believes that another condition, the defeat at the Annual Meeting of a proposed amendment to BTI's 1997 Equity Incentive Plan, has been satisfied.

  Just recently, the advisors of the parties have been in contact regarding a possible meeting and the possible exchange of information.

  Details concerning the CertainTeed Offer can be found in the Offer to Purchase, dated April 20, 2000, which has been mailed to all BTI shareholders. The Offer to Purchase is part of a Schedule TO that CertainTeed filed with the SEC on April 20. Electronic copies of the Schedule TO and subsequent amendments are available for free on the SEC's Internet web site at http://www.sec.gov. Copies are also available from CertainTeed or Innisfree M&A Incorporated ("Innisfree"). See also "CERTAIN INFORMATION CONCERNING BTI, VETROTEX, CERTAINTEED AND SAINT-GOBAIN" below.

  If you have any questions about giving your proxy or if you otherwise need assistance, please contact Innisfree (the firm assisting us in this solicitation) as shown below:

                          INNISFREE M&A INCORPORATED
                        501 MADISON AVENUE, 20TH FLOOR
                           NEW YORK, NEW YORK 10022

                 BANKS & BROKERS CALL COLLECT: (212) 750-5833
                   ALL OTHERS CALL TOLL-FREE: (888) 750-5834

                         REASONS FOR THE SOLICITATION

  The BTI Board of Directors has not been receptive to CertainTeed's $8.00 per share offer. We are, therefore, asking BTI shareholders to vote their shares at the Special Meeting to remove the BTI Board and to elect new directors who we hope will support consummation of the CertainTeed Offer and the Proposed Merger.

  The purpose of the CertainTeed Offer is to enable CertainTeed to acquire control of, and the entire equity interest in, BTI. As soon as practicable following the consummation of the CertainTeed Offer, CertainTeed intends to seek to have BTI consummate a Proposed Merger. The purpose of the Proposed Merger would be to acquire all BTI shares not purchased through the CertainTeed Offer or otherwise. Under the Proposed Merger, each outstanding share of BTI Common Stock (other than those owned by CertainTeed or its affiliates, those held in treasury by BTI and those owned by shareholders who exercise dissenters' rights in connection with the Proposed Merger) would be converted into the right to receive cash, in the same amount per share as paid in the CertainTeed Offer.

  CertainTeed believes that the CertainTeed Offer and Proposed Merger are in the best interests of the Company and the BTI shareholders, and that $8.00 is a fair price for the BTI shares. This price reflects a premium of approximately 46% over the $5.50 closing price of the BTI shares on the Nasdaq Stock Market on April 14, 2000, the last trading day before public announcement of the CertainTeed Offer.

  Subject to fulfillment of their fiduciary duties as directors, we expect the Vetrotex nominees for the BTI Board of Directors, if elected, to seek to cause BTI to enter into a merger agreement with CertainTeed. In the Proposed Merger, BTI shareholders would receive cash consideration for their shares equal to the CertainTeed Offer price. If elected, the Vetrotex nominees would also consider whatever other actions might be appropriate to facilitate the CertainTeed Offer and Proposed Merger (including approving the CertainTeed Offer and the Proposed Merger for purposes of the Business Combination Statute), in each case in a manner consistent with their fiduciary duties as directors of BTI. Such nominees, subject to fulfillment of their fiduciary duties as directors of BTI, would also intend to seek the required approval of the BTI Board to redeem the Rights (or to amend the Rights Agreement to make the Rights inapplicable to the CertainTeed Offer and the Proposed Merger). However, no assurance can be given that the new directors will be successful in these matters.

  FOR THESE REASONS, VETROTEX RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF THE SPECIAL MEETING PROPOSALS WHICH FOLLOW.

                           SPECIAL MEETING PROPOSALS

  Vetrotex called this Special Meeting for the purpose of acting upon three proposals: (1) to amend BTI's articles of incorporation to reduce the vote necessary to remove directors to a majority of the outstanding shares, (2) to remove the current BTI Board of Directors and (3) to elect new BTI directors.

  If the shareholders vote to remove the current Board, then any shareholder may nominate directors for election (including some or all of the current BTI directors). We intend to nominate candidates for election as directors, as further described below.

  WE BELIEVE IT IS IN THE BEST INTERESTS OF BTI SHAREHOLDERS TO APPROVE PROPOSALS 1 AND 2, AND THEN TO ELECT NEW DIRECTORS WHO MAY BE SUPPORTIVE OF REMOVING THE POISON PILL AND OTHER IMPEDIMENTS TO THE CERTAINTEED OFFER. ANY NEW DIRECTORS ELECTED WILL REMAIN SUBJECT TO A FIDUCIARY DUTY TO ACT IN THE BEST INTERESTS OF BTI AND TO CONSIDER OTHER REASONABLE ALTERNATIVES TO THE CERTAINTEED OFFER.

  VETROTEX RECOMMENDS THAT YOU VOTE "FOR" PROPOSALS 1 AND 2, AND THAT YOU VOTE "FOR" THE VETROTEX-NOMINATED SLATE OF NEW DIRECTORS.

  THIS STATEMENT IS ONLY A REQUEST FOR PROXIES FOR THE SPECIAL MEETING PROPOSALS. IT IS NOT A REQUEST FOR THE TENDER OF SHARES, NOR AN OFFER WITH RESPECT THERETO. THE CERTAINTEED OFFER IS BEING MADE ONLY BY MEANS OF THE OFFER TO PURCHASE.

PROPOSAL 1:To Amend the Articles of Incorporation to Reduce the Vote Needed to Remove Directors

  Under the Maine Business Corporation Act (the "Maine Act"), shareholders of a corporation may elect directors at either an annual meeting or a special meeting. The Maine Act allows shareholders, as a matter of right, with or without cause, to remove one or more current members of a corporation's board of directors at a Special Meeting and then elect new directors to fill the resulting vacancies. These provisions are consistent with the principle that the shareholders--not the directors or the officers--are the true owners of the corporation and have the right to select those directors who will be entrusted with the control of the business.

  The general rule under the Maine Act is that it takes the affirmative vote of two-thirds of the outstanding shares to remove a director. However, the Maine Act specifically provides that a corporation may set a different voting standard for removal, if the shareholders choose to do so. Section 707 of the Maine Act allows the shareholders to amend the articles of incorporation to "provide that such removal may be accomplished by a lesser vote, but in no case by a vote of less than a majority of the shares voting on the proposed removal." In other words, shareholders could choose to permit removal with a simple majority vote of those attending a meeting.

  We are proposing that removal be accomplished only if approved by the holders of a majority of the outstanding shares. This is a higher standard than Maine law would require. We believe, however, that removal of the BTI Board is a serious matter and deserves a higher voting threshold than the minimum permitted by Maine law.

  If Proposal 1 is approved by the holders of more than 50% of the outstanding shares, the meeting may be adjourned to permit the filing of articles of amendment with the Maine Secretary of State. The amendment would not take effect until this step is accomplished.

  We believe that the ultimate decision on whether to accept the CertainTeed Offer should reside with those who own the corporation--namely, the BTI shareholders. If most BTI shareholders want their Board to be supportive of the CertainTeed Offer, we believe they should have the right to remove the current Board and elect new directors. This is why we have made Proposal 1.

  At the Special Meeting, we intend to propose that the shareholders adopt the following resolution:

    RESOLVED: That the Articles of Incorporation are hereby amended to provide that, at a special meeting of shareholders/1/ called expressly for that purpose, the entire board of directors or any individual directors may be removed from the board, with or without cause, by the affirmative vote of a majority of the outstanding shares entitled to vote for directors; and that the appropriate officers of the Corporation shall promptly file Articles of Amendment with the Maine Secretary of State setting forth the foregoing amendment.

  As noted above, the purpose of the proposed amendment is to reduce the number of shares required to be voted in favor of director removal, so that it will be easier for shareholders to remove the current Board and thereby have an opportunity to elect new directors.

  VETROTEX RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 1.
-------------------------------------------------------------------------------
/1/The draft resolution in the original call of the meeting contained a typographical error, referencing a meeting of "directors" rather than "shareholders." If any objection to this correction is raised at the meeting, Vetrotex plans to make a procedural motion to correct the typographical error. Proxy holders of GREEN Proxy Cards may exercise their discretionary voting authority to vote in favor of such a correction.

PROPOSAL 2: To Remove the Entire Board of Directors

  Regardless of whether Proposal 1 is approved at the Special Meeting, we intend to propose that the entire BTI Board be removed from office.

  BTI's articles of incorporation provide that there shall be not less than seven nor more than nine directors. Based on the preliminary voting results, the following six directors were re-elected at the Annual Meeting held on May 16, 2000, for a one-year term to expire at the 2001 Annual Meeting:

                                                                                Director
       Name                 Age                Position with BTI                 Since
       ----                 ---                -----------------                --------
   Martin S. Grimnes....... 52  Chairman of the Board, Chief Executive Officer    1984
   William M. Dubay........ 49  President, Chief Operating Officer and Director   1997
   Richard J. Corbin....... 61  Director                                          1999
   Kenneth J. Hatten....... 56  Director                                          2000
   Max G. Pitcher.......... 64  Director                                          1997
   Peter N. Walmsley....... 64  Director                                          1991

  BTI management's proxy statement for the Annual Meeting states that the BTI Board is seeking a seventh person to fill the remaining vacancy on the Board. David E. Sharpe, an executive officer of Vetrotex, had served as a director of BTI since 1993. Mr. Sharpe did not stand for re-election and recently resigned from the BTI Board.

  Vetrotex considered presenting different candidates for election at the Annual Meeting. However, BTI's bylaws prohibit shareholders from nominating any other candidate at this Annual Meeting unless they had already given notice to the BTI Board by March 19, 2000. As a result, we decided not to solicit proxies in opposition to the re-election of current BTI directors. (We reserve the right, however, to challenge the validity of this "advance notice bylaw" as we consider appropriate to counter defensive measures that the BTI Board has taken or may take against the CertainTeed Offer.)

  The BTI Board has taken a number of steps to delay or block CertainTeed's $8.00 offer:

  . The BTI Board adopted a "poison pill" that can make it prohibitively expensive for CertainTeed to complete its purchase of BTI shares.

  . The BTI Board granted "golden parachute" contracts to six top executives, under which they could receive more than $2 million of extraordinary payments (in addition to the large profits they would recognize from their stock options) if the CertainTeed Offer succeeds.

  . The BTI Board tried to get special legislation passed in Maine to stall this Special Meeting; however, these efforts ultimately failed.

  . The BTI Board sued to delay the CertainTeed Offer, but was ultimately unsuccessful.

  BTI already had the benefit of two other provisions available under Maine law to deter unsolicited offers. One is a so-called "Advance Notice Bylaw" which prevents us from nominating candidates for election to BTI's Board of Directors at the Annual Meeting. The other is Section 611-A of the Maine Act, which may prevent timely consummation of the proposed merger discussed in this Proxy Statement without the prior approval of the BTI Board of Directors.

  BTI recently filed its preliminary proxy materials in opposition to the Vetrotex proposals. The ONLY reason offered by BTI in support of its opposition is BTI's claim that the CertainTeed Offer is "inadequate." The CertainTeed Offer represents a 46% premium over the last reported trading price of BTI shares before the offer was announced. BTI has offered nothing better to its shareholders; in fact, it has not offered any alternative and has only stated that it believes it is time to "aggressively explore strategic alternatives."

  If BTI shareholders want their Board to be supportive of the CertainTeed Offer, we believe they should take action to remove the current Board and elect new directors. Therefore, at the Special Meeting we intend to propose that the shareholders adopt the following resolution:

    RESOLVED:That the entire board of directors of the Corporation is hereby removed, effective immediately.

  VETROTEX RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 2.

PROPOSAL 3:To Elect New Directors to Fill Vacancies in the Board

  If Proposal 2 is approved, those BTI shareholders who are present at the Special Meeting, in person or by proxy, will be entitled under Maine law to elect directors to fill the resulting vacancies on the Board of Directors. Unlike at the Annual Meeting, any shareholder present at the Special Meeting may nominate one or more candidates for election to the Board.

  The persons named below are our nominees for election as directors of BTI to serve until the next annual meeting of shareholders and the election and qualification of each person's respective successor. Each of these nominees has consented to being named herein as a nominee for director of BTI and has agreed to stand for election as such a director.

                                        Principal Current Occupation and Five-
    Name and Business Address     Age   Year Employment History; Directorships
    -------------------------     --- -----------------------------------------
 Jean-Philippe Buisson             34 Vice President for Finance and Strategic
 Compagnie de Saint-Gobain            Planning of the Reinforcements Division
 Les Miroirs                          of Compagnie de Saint-Gobain (1998-
 92096 La Defense, Cedex (France)     present); Advisor to the Minister of
                                      Research, French Department of Research
                                      (1997); and Head of the Pharmaceutical
                                      and Chemical Industry Division of the
                                      Direction of Industrial Policy, French
                                      Department of Industry (1995-1996).

 Roberto Caliari                   54 Chief Executive Officer of VA Acquisition
 Compagnie de Saint-Gobain            Corporation (2000-present); President of
 Les Miroirs                          the Reinforcements Division of Compagnie
 92096 La Defense, Cedex (France)     de Saint-Gobain (1996-present); and
                                      Manager of European and Korean
                                      Development of the Fiber Reinforcement
                                      Division of Compagnie de Saint-Gobain
                                      (until 1996).

 F. Lee Faust                      56 Vice President of VA Acquisition
 Saint-Gobain Corporation             Corporation (2000-present); and Vice
 750 E. Swedesford Road               President of CertainTeed Corporation and
 Valley Forge, Pennsylvania 19482     Saint-Gobain Corporation (1993-present).

 Robert W. Fenton                  44 Vice President and Controller of
 Saint-Gobain Corporation             CertainTeed Corporation and Saint-Gobain
 750 E. Swedesford Road               Corporation (1996-present); and Financial
 Valley Forge, Pennsylvania 19482     Controller of Compagnie de Saint-Gobain
                                      (1995-1996).

 James F. Harkins, Jr.             46 Vice President and Treasurer of VA
 Saint-Gobain Corporation             Acquisition Corporation (2000-present);
 750 E. Swedesford Road               and Vice President and Treasurer of
 Valley Forge, Pennsylvania 19482     CertainTeed Corporation and Saint-Gobain
                                      Corporation (1995-present).

 John J. Sweeney, III              44 Vice President of CertainTeed Corporation
 Saint-Gobain Corporation             and Saint-Gobain Corporation (1995-
 750 E. Swedesford Road               present).
 Valley Forge, Pennsylvania 19482

                                        Principal Current Occupation and Five-
    Name and Business Address     Age  Year Employment History; Directorships
    -------------------------     --- -----------------------------------------
 Dorothy C. Wackerman              51 Vice President of CertainTeed Corporation
 Saint-Gobain Corporation             (1989-present); and Vice President of
 750 E. Swedesford Road               Saint-Gobain Corporation (1990-present).
 Valley Forge, Pennsylvania 19482

  None of the Vetrotex nominees owns of record or beneficially any shares of BTI Common Stock, except that Messrs. Caliari, Faust and Harkins are also directors and/or executive officers of Vetrotex and, therefore, may be deemed to beneficially own the 713,746 shares of Common Stock owned by Vetrotex. However, such nominees disclaim such beneficial ownership. None of the nominees, and none of the corporations of which they are employees, directors and/or executive officers, are affiliates of BTI. Except as otherwise disclosed in this Proxy Statement, none of the nominees nor any of the corporations of which they are employees, executive officers or directors, currently nor within the past two years, owns any securities or has, currently or within the past year, any other substantial interest, direct or indirect, in BTI. CertainTeed has agreed to indemnify the nominees for certain liabilities arising from their service as directors of BTI, if elected. Each of these nominees has agreed to serve if elected.

  If elected as the new directors of BTI, the Vetrotex nominees will consider whether to (i) redeem the poison pill Rights, (ii) approve and submit to the shareholders the Proposed Merger, by which CertainTeed would acquire beneficial ownership of any outstanding BTI shares not already owned by Vetrotex, and (iii) take other steps to remove impediments to the CertainTeed Offer, including those under the Business Combination Statute. In doing so, they will be required to act in the best interests of BTI and its shareholders, and otherwise to fulfill their fiduciary duties as directors. Thus, there is no assurance they will determine to take such actions.

  THE VETROTEX NOMINEES WILL, SUBJECT TO THEIR FIDUCIARY DUTIES, SEEK TO GIVE ALL SHAREHOLDERS THE OPPORTUNITY TO ACCEPT THE CERTAINTEED OFFER. ACCORDINGLY, THE EXECUTION OF A GREEN PROXY CARD WILL ALLOW SHAREHOLDERS TO CONSIDER AND VOTE FOR THE VETROTEX NOMINEES AND WILL ENHANCE YOUR CHANCES OF BEING ABLE TO TAKE ADVANTAGE OF THE CERTAINTEED OFFER.

  VETROTEX RECOMMENDS THAT YOU VOTE "FOR" ELECTION OF EACH OF THE VETROTEX-NOMINATED CANDIDATES AS DIRECTORS OF BTI.

                          VOTING AND PROXY PROCEDURE
  When properly signed and returned, the enclosed GREEN Proxy Card will be voted in accordance with the choices marked. If no choice is specified, a GREEN Proxy Card will be voted "FOR" Proposals 1 and 2 and "FOR" the election of the Vetrotex nominees listed on the GREEN Proxy Card.

  A proxy may be revoked at any time before it is voted. A shareholder may revoke any previously signed proxy by giving notice of revocation to the Clerk of the Company before the particular vote is taken at the Special Meeting, by signing and returning a later-dated proxy at or before the Special Meeting, or by voting in person at the Special Meeting.

  If you have signed a proxy card on a form presented by BTI management (i.e., on a card that is some color other than GREEN) and wish to change your vote on any matter, we recommend that you revoke that proxy by signing a GREEN Proxy Card.

  Although you are permitted to send any proxy card or revocation to the Company or its proxy soliciting agent, we recommend that you deliver all proxy cards or revocations to Vetrotex's proxy soliciting agent, Innisfree, in the postage-paid envelope provided by us, or that you otherwise send these documents to:

                          Innisfree M&A Incorporated
                        501 Madison Avenue, 20th Floor
                           New York, New York 10022

  PLEASE LEAVE TIME FOR THESE DOCUMENTS TO BE RECEIVED BY INNISFREE BEFORE FRIDAY, JUNE 16, 2000. IF YOU HAVE ANY QUESTIONS ABOUT HOW TO COMPLETE OR SUBMIT YOUR GREEN PROXY CARD OR ANY OTHER QUESTIONS, INNISFREE WILL BE PLEASED TO ASSIST YOU. YOU MAY CALL INNISFREE TOLL-FREE AT (888) 750-5834. BANKS AND BROKERS SHOULD CALL COLLECT AT (212) 750-5833.

  If you own your BTI shares through a broker, bank or other institution (i.e., in "street name"), you are not entitled to vote those shares directly, but rather must give voting instructions to your broker, bank or other institution. To assure that your instructions are carried out correctly, please confirm your instructions in writing to the person responsible for your account and provide a copy of those instructions to Innisfree, at the address set forth above, so that we can attempt to ensure that your instructions are followed.

  YOU SHOULD UNDERSTAND THAT IF YOU FAIL TO GIVE VOTING INSTRUCTIONS TO THE BROKER, BANK OR OTHER INSTITUTION THAT HOLDS YOUR SHARES, YOUR SHARES CANNOT BE VOTED. In the case of Proposals 1 and 2, any abstention or failure to vote your shares is equivalent to a vote "AGAINST" these proposals.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

  The Common Stock is the only outstanding class of voting securities of BTI. According to a recent BTI shareholder list, there were 5,234,415 shares of Common Stock outstanding as of May 2, 2000, the record date for the Special Meeting. Each share of Common Stock entitles its owner to one vote. Shareholders of BTI do not have cumulative voting rights.

  The following table is derived from BTI management's proxy statement for the Annual Meeting and sets forth information as of April 12, 2000 regarding beneficial ownership of Common Stock of each person who was known by BTI to own beneficially more than five percent of the Common Stock, each current director, certain "named executive officers" (as defined in Item 402 of SEC Regulation S-K), other executive officers and all directors and executive officers as a group. Vetrotex has not independently verified this information, other than the number of shares shown to be owned by it.

   Name of Owner+                                        Number(1) Percent(1)
   --------------                                        --------- ----------
Vetrotex CertainTeed Corporation........................  713,746    13.65%

Martin S. Grimnes(2)....................................  288,204     5.51%
 Chairman, Chief Executive Officer and Director

William M. Dubay(3).....................................  110,243     2.11%
 President, Chief Operating Officer and Director

Robert Fuller(4)........................................   69,537      1.3%
 Vice President, Sales

Max G. Pitcher(5).......................................   11,534        *
 Director

Peter N. Walmsley(6)....................................    8,976        *
 Director

Richard J. Corbin(7)....................................    5,149        *
 Director

Kenneth J. Hatten(8)....................................    2,125        *
 Director

Alan M. Chesney(9)......................................   12,095        *
 Vice President, Chief Financial Officer and Treasurer

Thomas L. Wallace(10)...................................   42,645        *
 Vice President, Manufacturing

Dimensional Fund Advisors, Inc.(11).....................  334,200     5.69%

Wellington Management Company, LLP(12)..................  460,000     9.78%

All Directors and Executive Officers as a group (9 per-
 sons)..................................................  550,508      9.9%

--------
 + The address of Messrs. Corbin, Hatten, Walmsley, Grimnes, Dubay, Fuller,
   Pitcher, Chesney, and Wallace, is c/o Brunswick Technologies, Inc., 43 Bibber Parkway, Brunswick, ME 04011. The address of Vetrotex is 750 E. Swedesford Road, Valley Forge, PA 19482. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, Santa Monica, CA 90401. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.
 *Less than 1% of the outstanding shares of Common Stock.
 (1) For the purpose of this table, shares of Common Stock which, to the Company's knowledge, an individual or group had a right to acquire within 60 days upon the exercise of options or warrants, are deemed outstanding for the purposes of computing the number and percentage of shares beneficially owned by such individual or group. Such shares are not deemed to be outstanding for the purpose of computing the percentage of shares beneficially owned by any other individual or group shown in the table. This table does not include 98 shares of Common Stock held by the executive officers of the Company through the Company's 401(k) plan.
 (2) Includes 141,004 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.
 (3) Includes 96,673 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.
 (4) Includes 69,537 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.
 (5) Includes 4,900 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.
 (6) Includes 3,400 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.
 (7) Includes 1,500 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.
 (8) Includes 1,125 shares of Common Stock owned by The Hatten Hr-10 Profit Sharing Plan and Trust as to which the beneficial owner has shared investment power.
 (9) Includes 4,640 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.
(10) Includes 42,345 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.
(11) Includes 334,200 shares of Common Stock as to which the beneficial owner has sole voting power and sole dispositive power. Dimensional Advisors, Inc. disclaims beneficial ownership of such securities. The information with respect to the beneficial owner has been taken from the beneficial owner's 13G filed with the SEC on February 2, 2000.
(12) Includes 460,000 shares of Common Stock as to which the beneficial owner had shared voting power and shared dispositive power. The information with respect to the beneficial owner has been taken from the beneficial owner's
     Schedule 13G/A filed with the SEC on February 3, 2000.

                      CERTAIN INFORMATION CONCERNING BTI,
                     VETROTEX, CERTAINTEED AND SAINT-GOBAIN

  Brunswick Technologies, Inc. is a Maine corporation, with its principal executive offices located at, and with a mailing address of, 43 Bibber Parkway, Brunswick, Maine 04011. BTI manufactures composite reinforcement fabrics used to make boats, snowboards, pilings, automobiles parts, bridges and other products. The current directors and principal shareholders of BTI are listed above. The Company made an initial public offering of its shares in February 1997, and since that date has been subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Since August 1993, its largest shareholder has been Vetrotex.

  Vetrotex CertainTeed Corporation, a Delaware corporation, is wholly owned by CertainTeed, and is an indirect wholly owned subsidiary of Saint-Gobain. Its principal executive offices are located at 750 E. Swedesford Road, Valley Forge, Pennsylvania 19482. The principal business of Vetrotex is the manufacture of fiber glass products for reinforcing plastics and other materials.

  VA Acquisition Corporation is a newly incorporated Maine corporation and an indirect wholly owned subsidiary of CertainTeed organized to acquire BTI. Its principal executive offices are located at 750 E. Swedesford Road, Valley Forge, Pennsylvania 19482. Since its incorporation on April 14, 2000, it has not conducted any business other than in connection with the CertainTeed Offer.

  CertainTeed Corporation is a Delaware corporation and an indirect wholly owned subsidiary of Saint-Gobain. Its principal executive offices are located at 750 E. Swedesford Road, Valley Forge, Pennsylvania 19482. The principal business of CertainTeed is the manufacture of roofing; vinyl and fiber cement siding; vinyl windows; vinyl fencing, deck and railing; ventilation products; piping products; fiber glass insulation; and fiber glass products for reinforcing plastics and other materials.

  Saint-Gobain, a French corporation, is a publicly-owned company whose shares are listed for trading on the monthly settlement market of The Paris Stock Exchange and on the principal European stock exchanges. Its principal executive offices are located at Les Miroirs, 18 avenue d'Alsace, 92400 Courbevoie, France (Postal Address: Les Miroirs, 92096 Paris La Defense Cedex). Saint-Gobain has worldwide interests in businesses involving the manufacture of flat glass, insulation and reinforcements, pipe, glass containers, industrial ceramics and abrasives and the manufacture and distribution of building materials.

  None of Vetrotex, VA Acquisition Corporation, CertainTeed, or Saint-Gobain has a class of securities registered under the Exchange Act, and accordingly none of these companies is required to file periodic reports, proxy statements or other information with the SEC relating to its business, financial condition or other matters.

                       PARTICIPANTS IN THE SOLICITATION

  Vetrotex has retained Innisfree, at an estimated fee of $25,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies for the Special Meeting, as well as to assist Vetrotex, VA Acquisition Corporation, CertainTeed and Saint-Gobain with their communications with BTI shareholders with respect to, and to provide other services to Vetrotex in connection with, the Special Meeting. Approximately 75 persons will be utilized by Innisfree in its efforts. Vetrotex will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding Vetrotex's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of BTI shares. We have agreed to indemnify Innisfree against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

  Lehman Brothers Inc. ("Lehman Brothers") is acting as Dealer Manager in connection with the CertainTeed Offer and as investment bankers for CertainTeed and VA Acquisition Corporation in connection with the CertainTeed Offer and related transactions. CertainTeed has agreed to pay Lehman Brothers in connection therewith, to reimburse Lehman Brothers for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel, and to indemnify Lehman Brothers and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws. Lehman Brothers may be deemed to be a "participant" in this proxy solicitation, as such term is defined in Schedule 14A promulgated under the Exchange Act; however, Lehman Brothers does not believe that it or any of its respective partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in
Schedule 14A or that Schedule 14A requires the disclosure of information concerning Lehman Brothers. In connection with Lehman Brothers' role as Dealer Manager, the following investment banking employee of Lehman Brothers may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of BTI and may solicit proxies from these institutions, brokers or other persons: Scott Mohr. Lehman Brothers engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, Lehman Brothers may trade securities of BTI for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Lehman Brothers has informed Vetrotex and CertainTeed that, as of the date hereof, it does not hold BTI shares for its own account. Lehman Brothers and/or certain of its respective affiliates may have voting and dispositive power with respect to certain BTI shares held in asset management, brokerage and other accounts. Lehman Brothers and each of its respective affiliates disclaims beneficial ownership of such shares.

  Vetrotex, VA Acquisition Corporation, CertainTeed, Saint-Gobain, and certain persons named below, may be deemed to be "participants" in the solicitation of proxies. The participants in the solicitation may include the following officers of CertainTeed: George B. Amoss, Vice President-Finance, and John J. Sweeney, III, Vice President. None of such persons will receive any additional compensation for such activities. Except as otherwise disclosed in this Proxy Statement, none of such persons, and none of Vetrotex, VA Acquisition Corporation, CertainTeed, or Saint-Gobain, owns any Common Stock or has any other substantial interest, direct or indirect, in BTI. BTI currently purchases approximately one-third of its fiber glass requirements from Vetrotex. In addition, an executive officer of CertainTeed purchased for investment, in the open market, 2,000 shares of BTI Common Stock in October 1999.

  Proxies may be solicited by mail, in person, by telecommunication or by other electronic means. The cost of the solicitation of proxies will be borne by Vetrotex.

  We estimate that soliciting BTI shareholders on behalf of Vetrotex will cost us $150,000 in fees for attorneys, accountants, public relations or financial advisors, solicitors, advertising, printing, transportation, litigation and other costs incidental to the solicitation. We have not yet paid any portion of that amount as of May 18, 2000. We will not seek reimbursement from BTI for these costs.

                         ABSENCE OF DISSENTERS' RIGHTS

  BTI shareholders are not entitled to dissenters' rights in connection with the matters to be voted upon at the Special Meeting.

  The CertainTeed Offer itself will not give rise to dissenters' rights. If the Proposed Merger or other similar merger is consummated after completion of the CertainTeed Offer, dissenters' rights would be available to those BTI shareholders who meet the requirements of Section 909 of the Maine Act. If and when the Proposed Merger is approved by the BTI Board of Directors, additional information will be sent to BTI shareholders describing any relevant dissenters' rights under the Maine Act.

  VOTING AT THE SPECIAL MEETING WILL NOT PREVENT A SHAREHOLDER FROM LATER EXERCISING DISSENTERS' RIGHTS AND DEMANDING APPRAISAL OF HIS OR HER SHARES IN CONNECTION WITH THE PROPOSED MERGER OR ANY SIMILAR MERGER.

                              CERTAIN LITIGATION

  On April 26, 2000, BTI filed a complaint in the United States District Court for the District of Maine against Vetrotex, VA Acquisition Corporation, CertainTeed and Saint-Gobain (Civil Action Docket No. 00-CV-124-P-H). The complaint alleges that these defendants violated federal securities laws. Specifically, the complaint alleges that the defendants failed to timely disclose a change in investment intent relating to their ownership of BTI shares, and that the defendants had improperly commenced the CertainTeed Offer by failing to timely serve BTI with a copy of the tender offer documents. The complaint also alleges that the defendants tortiously interfered with BTI's business relations and conspired to violate the federal securities laws and Maine state common law. The complaint seeks injunctive relief to prevent the defendants from: (i) accepting any shares or proxies in connection with the CertainTeed Offer; (ii) making any public announcements or filings related to the CertainTeed Offer, except as required by law; (iii) soliciting proxies from BTI shareholders; or (iv) communicating with BTI shareholders. The complaint also seeks a declaratory judgment that Saint-Gobain violated Sections 13(d) and 14(d) of the Exchange Act, and that the CertainTeed Offer was improperly commenced and is null and void. The complaint also seeks monetary damages and costs.

  The defendants intend to vigorously contest all allegations in the complaint. A hearing was held on May 1, 2000 on BTI's request for injunctive relief in connection with the complaint. On May 2, 2000, the Court denied BTI's motions for both a preliminary injunction and a temporary restraining order.

                             SHAREHOLDER PROPOSALS

  According to BTI management's proxy statement for the Annual Meeting, any shareholder who wants to submit a proposal for inclusion in the Company's proxy statement for the Annual Meeting in 2001 must submit the proposal to BTI at its principal executive office at 43 Bibber Parkway, Brunswick, Maine 04011, on or before December 22, 2000. If the CertainTeed Offer and Proposed Merger are consummated during 2000, BTI will no longer be a publicly reporting company and will not be subject to SEC proxy statement requirements.

                                          VETROTEX CERTAINTEED CORPORATION

  May 18, 2000

                                   IMPORTANT

1. If your share certificates are registered in your own name, please sign, date and mail the enclosed GREEN Proxy Card to Innisfree in the postage-paid envelope provided.

2. If you have previously signed and returned to BTI any proxy card supplied by BTI management for the Special Meeting, you have every right to change your vote. Only your latest dated card will count. You may revoke any proxy card already sent to BTI by signing, dating and mailing the enclosed GREEN Proxy Card in the postage-paid envelope provided.

3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only that institution can sign a GREEN Proxy Card with respect to your shares and only after receiving your specific instructions. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a GREEN Proxy Card to be issued representing your shares.

4. After signing the enclosed GREEN Proxy Card, do not sign or return any other color proxy card for the Special Meeting. We recommend that you not use the proxy card supplied by BTI management for the Special Meeting, even to indicate your opposition to one or more proposals. You may mark a GREEN Proxy Card to indicate your intended vote, regardless of whether you vote "FOR" or "AGAINST" a given proposal. If you have any questions about giving your proxy or any revocation, or otherwise require assistance, please call:

                          INNISFREE M&A INCORPORATED
                        501 MADISON AVENUE, 20TH FLOOR
                           NEW YORK, NEW YORK 10022

                 BANKS & BROKERS CALL COLLECT: (212) 750-5833
                   ALL OTHERS CALL TOLL FREE: (888) 750-5834

                        Vetrotex CertainTeed Corporation
                            750 E.  Swedesford Road
                            Valley Forge, PA  19482

SPECIAL MEETING OF SHAREHOLDERS OF BRUNSWICK TECHNOLOGIES, INC. -- JUNE 16, 2000

              PROXY SOLICITED BY VETROTEX CERTAINTEED CORPORATION

     The undersigned, revoking all prior proxies, hereby appoints George B. Amoss, John R. Mesher and Linda F. Montemayor, or any of them acting alone, as Proxy, with full power of substitution for and on behalf of the undersigned at the Special Meeting of Shareholders of BRUNSWICK TECHNOLOGIES, INC. to be held at the Holiday Inn by the Bay, 88 Spring Street, Portland, Maine 04101, on June 16, 2000, at 10:00 a.m., and at any adjournment(s) or postponement(s) thereof. The undersigned hereby directs the said Proxy to vote in accordance with his or her judgment on any matters which may properly come before the Special Meeting, all as indicated in the Notice of Special Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

_____________________________________________________________________________

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.
_____________________________________________________________________________

     The following proposals are made by Vetrotex CertainTeed Corporation.

               VETROTEX RECOMMENDS A VOTE "FOR" PROPOSAL 1 BELOW

Proposal 1: To amend the Articles of Incorporation to reduce the vote required to remove directors to a majority of the outstanding shares.

   [ ]FOR               [ ]AGAINST            [  ]ABSTAIN



                VETROTEX RECOMMENDS A VOTE "FOR" PROPOSAL 2 BELOW

Proposal 2:  To remove the entire Board of Directors.

   [ ]FOR               [ ]AGAINST            [  ]ABSTAIN



                VETROTEX RECOMMENDS A VOTE "FOR" PROPOSAL 3 BELOW

Proposal 3:  To elect the following nominees:

Jean-Philippe Buisson           James F. Harkins, Jr.
Roberto Caliari                 John J. Sweeney, III
F. Lee Faust                    Dorothy C. Wackerman
Robert W. Fenton

   [ ]FOR All Nominees listed above  [ ]WITHHOLD
      (except as indicated to the
       contrary below)

      -----------------------------------


Note: Proposal 3 is conditioned upon the approval of Proposal 2.


In his or her discretion, the Proxy is authorized to vote upon any other business that may come before the meeting or at any adjournment(s) or postponement(s) thereof.

IMPORTANT: PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

                                             Dated                        , 2000
                                                   -----------------------

                                             -----------------------------------
                                             (Signature)


                                             -----------------------------------
                                             (Signature, if held jointly)


                                             -----------------------------------
                                             Title


                                             Please sign exactly as name appears
                                             on this proxy. When shares are held
                                             jointly, joint owners should each
                                             sign. Executors, administrators,
                                             trustees, etc., should indicate the
                                             capacity in which signing and where
                                             more than one name appears, a
                                             majority must sign. If the
                                             shareholder is a corporation, the
                                             signature should be that of an
                                             authorized officer who should
                                             indicate his or her title.

IF YOU NEED ASSISTANCE WITH THIS PROXY CARD, PLEASE CALL INNISFREE M&A INCORPORATED, TOLL FREE AT (888) 750-5834.